Exhibit 99.1

New Oriental Energy and Chemical Reports Third Quarter And
Nine Month Results Declined Due To Economic Conditions;

Although Methanol Expansion Is Approximately 80% Complete,
Company Has Moved Estimated Start-up To Mid-Summer
At The Earliest;

While Anticipating Margin Improvement and Sales Increase in
 Fertilizer, Company Sees Full Year Results Down

Earnings Call To Be Held Tomorrow-- Tuesday, February 24 at 8:00 am EST.

NEW YORK, NY—February 23, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging coal-based alternative fuel manufacturer in The People's Republic of China (the "PRC"), said today that continuing shifts during the third quarter in raw material and specialty chemical prices produced negative margins in most of its products which resulted in a substantial loss in the period.  This necessitated significant changes in its production levels and sales mix which also reduced third quarter revenues.

Revenues Down Sharply

The Company reported that decreased production of urea-- the Company’s most significant “traditional” product-- combined with lower selling prices, lowered the revenue contribution of this product 20.51% to $6.25 million in the third quarter compared with $7.87 million in the same quarter last year.  It explained that while sales volume of urea in the quarter of 26,261 tons was slightly higher than in the second quarter this year, it was significantly lower than the 33, 478 tons sold in the third quarter last year.  Additionally, the average selling price of $238.22 per ton in the third quarter was 30% lower than the $343.17 average selling price in this year’s second quarter.

The Company noted that it has been pleased to see a continuing decline in the price of coal, the key raw material in its urea and methanol production.  However, while it fell from its peak in October, 2008 of $158 per ton to a current (February 2009) price of approximately $108 per ton, this is still about 70% higher than the average price of coal in the third quarter last year.  Further, the price in the quarter only declined to $130 per ton by the end of December 2008, which was roughly one month after the price drop that occurred in urea.

With respect to the Company’s main alternative fuel products, methanol and dimethyl ether (or DME, which is principally derived from methanol) the third quarter price drop for DME compared to the second quarter this year was about 30% to $435 per ton. For methanol the decline was about 40% to an average price of about $231 per ton during the quarter.  As was the case with urea, the decline in the cost of coal trailed the decline in the price of these products.  Under these circumstances, production was adjusted substantially downward, with the most significant decline occurring in DME sales from 18,033 tons in the third quarter last year, to only 5179 tons in this year’s third quarter.

Third Quarter and Nine Months Results

Reduced prices and production led to a 78.97% decline in DME revenues to $2.25 million in this year’s third quarter, compared to the same period last year, while revenues were down 43.6% for methanol in the quarter to $199,899.  Combined with the described decrease in the contribution from urea sales, overall revenues in this year’s third quarter decreased 47.37% to approximately $10.6 million.  For the nine month period, the Company reported that revenues declined nearly 24% to about $40.5 million compared to the same period last year.

The resulting net loss in the third quarter ended December 31, 2008 was ($2,130,827) or ($0.17) per share, compared with net income in last year’s third quarter of $2,183,010 or $0.17 per share.  For the nine months ended December 31, 2008, the net loss was ($1,858,266), or ($0.15) per share as compared with net income of $4,072,986, or $0.32 per share in the nine months ended December 31, 2007.

Update on Methanol Expansion

The Company said that during the quarter it continued to make progress on the construction of a new methanol plant, which is now 80% complete.  Upon completion-- and under more normalized economic conditions—the new plant is expected to significantly reduce the Company’s cost of methanol production. With the Company’s total production capacity increased to 200,000 tons, it also will eliminate the need to utilize purchased methanol to produce DME.  Further, it will potentially make the Company one of the largest methanol producers in China.

Thus far, the Company has utilized its cash flow and limited borrowings to finance the plant, but said it is seeking additional capital from local sources to complete the project.  Despite the current economic environment, the Company is very confident that with the Chinese government strongly encouraging banking support of local companies and flexible financing strategies, it will obtain the necessary capital.  Nevertheless, with an expectation that reduced demand for methanol and DME will continue to prevail at least in the near term, the Company says it is stretching the target completion of the expansion to about mid-summer at the earliest.

Going Forward- Anticipated Positive Margin For Urea

Mr. Chen Si Qiang, CEO and Chairman of the Company, commented, "In this extremely difficult environment we have been doing our very best to deal with the unanticipated situation with respect to raw material cost and product pricing facing everyone in the industry.  We also are maintaining confidence in our ability to improve our near term performance as the cost of coal continues to moderate, as we believe is the case.  Further, we believe that upon completion of the new methanol plant, we will be well positioned to achieve very substantial gains from DME and methanol when the environment improves."

“In the case of urea,” he continued, “we believe the pressing agricultural need for this product, particularly in the April-May season, will translate to improved selling prices, and note that the government has now lifted the upper cap on fertilizer prices.  If as anticipated, we see a further decline in the price of coal, possibly to levels seen in 2007, we should soon be able to generate higher revenues and a positive margin for urea.”

“With respect to our alternative energy product portfolio,” Mr. Chen said, “we see a longer time horizon for a return to profitability, mainly due to lower energy prices.  We remain convinced, however, that given China’s continuing near total dependence on foreign oil, the government will continue to strongly encourage alternative fuel production.  As such, with an increase in the price of oil to even one third or so of its most recent peak prices, we see the demand for methanol and DME increasing dramatically.  In this regard, we continue to see an intermediate term possibility of increased demand for methanol if legislation to increase the methanol/gasoline mix is passed.  Short term, we are not planning for increased production volume in either DME or methanol and expect urea to become a bigger part of our product mix.  And, even if we begin to see profits in urea in the fourth quarter, we anticipate the Company’s full year results will be lower than last year.  Previously, we have said they likely would be flat to down.”

Conference Call Invitation

The Company will host a conference call to discuss its third quarter results for the period ended December 31, 2008 on February 24, 2009 at 8:00AM ET.

Interested participants should call 1-800-762-8779 when calling within the United States or 1-480-248-5081 when calling internationally. Please ask for the New Oriental Chemical & Energy Corp. Third Quarter Earnings Conference Call, Pass Code 4002465. There will be a playback available until 03/03/2009. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Use the Pass Code 4002465 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00005E8F or at ViaVid's website at www.viavid.net. The webcast can be accessed through 2/24/10.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-TABLES ATTACHED-
Contact:

     Mr. Li Donglai
     Chief Financial Officer
     New Oriental Energy & Chemical Corp.
     Xicheng Industrial Zone of Luoshan, Xinyang
     Henan Province, The People's Republic of China
     Tel: (011-86) 139-3764-6299

     Investors:
     Mark Miller
     East West Network Group
     mmeastwest@hotmail.com
     Ph: (770) 436-7429

     Press:
     Ken Donenfeld
     DGI Investor Relations
     donfgroup@aol.com
     kdonenfeld@dgiir.com
     Ph: (212) 425-5700
     Fax: (212) 425-6951

NEW ORIENTAL ENERGY & CHEMICAL CORP. CONDENSED CONSOLIDATED  STATEMENTS OF (LOSS) INCOME AND
COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

REVENUES	$10,614,418	$20,168,977	$40,533,491	$53,222,726

COST OF GOODS SOLD	(11,971,384)	(15,760,191)	(40,097,429)	(44,366,458)

GROSS (LOSS) PROFIT	(1,356,966)	4,408,786	436,062	8,856,268

General and administrative	546,822	780,861	1,996,928	1,793,510

Selling and distribution	367,424	277,661	928,534	927,376

Research and development	14,292	-	123,392	-

(LOSS) INCOME FROM OPERATIONS	(2,285,504)	3,350,264	(2,612,792)	6,135,382

OTHER INCOME (EXPENSES)

Interest expense, net	(485,891)	(92,231)	(897,869)	(355,489)

Government grants	501,622	1,350	1,490,489	81,123

Other (expenses) income, net	-	35,398	(33,418)	43,332

(LOSS) INCOME FROM OPERATIONS BEFORE INCOME TAXES	(2,269,773)	3,294,781	(2,053,590)	5,904,348

INCOME TAX BENEFIT (EXPENSE)	138,946	(1,111,771)	195,324	(1,853,053)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(2,130,827)	2,183,010	(1,858,266)	4,051,295

DISCONTINUED OPERATION

Gain from discontinued operation (net of income tax of $396)	-	-	-	1,761

Gain from disposition of discontinued operation	-	-	-	19,930

NET (LOSS) INCOME	(2,130,827)	2,183,010	(1,858,266)	4,072,986

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	73,288	559,942	478,332	1,097,290

OTHER COMPREHENSIVE INCOME BEFORE TAX	73,288	559,942	478,332	1,097,290

INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	-	184,781	-	362,105

OTHER COMPREHENSIVE INCOME, NET	73,288	375,161	478,332	735,185

COMPREHENSIVE (LOSS) INCOME	$(2,057,539)	$2,558,171	$(1,379,934)	$4,808,171

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000	12,640,000	12,640,000

(LOSS) INCOME FROM CONTINUING OPERATIONS PER SHARE, BASIC AND DILUTED	$(0.17)	$0.17	$(0.15)	$0.32
INCOME FROM DISCONTINUED OPERATION PER SHARE, BASIC AND DILUTED	$-	$-	$-	$0.00
NET (LOSS) INCOME PER SHARE, BASIC AND DILUTED	$(0.17)	$0.17	$(0.15)	$0.32

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NEW ORIENTAL ENERGY & CHEMICAL CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31, 2008	March 31, 2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$446,028	$7,487,808
Restricted cash	4,389,430	5,438,809
Notes receivable, net of reserve of $146,314 and $135,563 at December 31, 2008 and March 31, 2008, respectively	596,963	647,908
Inventories, net	4,117,065	2,171,040
Prepayments for goods	257,658	1,196,831
Due from employees	27,784	13,213
Other assets	48,803	134,993
Due from related parties	254,317	-
Total current assets	10,138,048	17,090,602

Long-term investment	469,669	-
Plant and equipment, net	19,386,472	20,102,938
Land use rights, net	1,646,648	1,629,633
Construction in progress	24,333,197	9,740,638
Deposits	2,075,125	1,978,389
Deferred taxes	185,928	179,541
Other long-term assets	11,747	32,574
Total long-term assets	48,108,786	33,663,713

TOTAL ASSETS	$58,246,834	$50,754,315

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$6,938,489	$1,656,883
Other payables and accrued liabilities	648,318	545,090
Short-term debt	15,746,349	17,954,837
Customer deposits	6,865,774	4,220,527
Payable to contractors	1,726,398	506,364
Due to related parties	8,259,884	5,708,995
Taxes payable	634,625	1,424,992
Total current liabilities	40,819,837	32,017,688

LONG-TERM LIABILITIES
Long-term notes payable	531,121	517,168
Deferred taxes	826,016	773,449
Due to employees	160,301	156,517
Total long-term liabilities	1,517,438	1,447,134

TOTAL LIABILITIES	$42,337,275	$33,464,822

SHAREHOLDERS' EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of December 31, 2008 and March 31, 2008, respectively	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $950,327 as of December 31, 2008 and March 31, 2008, respectively)	8,768,233	10,626,499
Accumulated other comprehensive income	2,555,481	2,077,149
TOTAL SHAREHOLDERS' EQUITY	15,909,559	17,289,493

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$58,246,834	$50,754,315

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